Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) effective as of July 15, 2020 (“Effective Date”) is by and between Sun BioPharma, Inc., a Delaware corporation (“Sun BioPharma” or the “Company”) and Jennifer K. Simpson (“Employee”), collectively referred to herein as the (“Parties”).

WITNESSETH

WHEREAS, the Company and Employee desire to formalize the employment relationship between the Parties by entering into this Agreement;

WHEREAS, the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) has approved this Agreement; and

WHEREAS, Employee has determined that it is in the best interests of Employee to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises, the promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, it is hereby agreed as follows:

1.     EMPLOYMENT.

(a)     Position. The Company hereby employs Employee in the position of Chief Executive Officer effective July 15, 2020, and Employee hereby accepts such employment and continued employment.

(b)     Employment Period. Employee’s employment hereunder shall commence on July 15, 2020 and shall continue until terminated in accordance with Section 4 hereof (the “Employment Period”). The Company agrees to continue Employee in her employ as Chief Executive Officer during the Employment Period, subject to termination of such employment pursuant to the terms of this Agreement.

2.     EMPLOYMENT DUTIES.

(a)     Duties. Employee shall have such duties as are customarily performed and exercised by the Chief Executive Officer of a public company with international subsidiary operations, subject to the supervision by the Board, together with such additional duties as are reasonably assigned by the Board. During the Employment Period, Employee shall be permitted to work primarily from a location in the State of New Jersey selected by Employee, but Employee also shall be required to participate in reasonable business travel based upon the needs of the Company, subject to the terms of any Company travel policies in place from time to time.

(b)     Time and Attention. Beginning July 15, 2020, excluding any periods of vacation and sick leave to which Employee is entitled, Employee agrees to devote Employee’s entire working time, energy, and skill to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Employee hereunder, to use Employee’s reasonable best efforts to perform faithfully and efficiently such responsibilities; provided, however, that these obligations shall not prohibit Employee from (i) as approved by the Board, serving on civic or charitable boards or committees and on up to two (2) corporate boards (and committees thereof) or (ii) managing personal investments, so long as such activities do not materially interfere with the performance of Employee’s responsibilities to the Company, its subsidiaries and affiliates, or violate the Company’s conflict of interest policies. During the Employment Period, Employee shall (i) disclose to the Company any business opportunity that comes to Employee’s attention and that relates to the business of the Company or otherwise arises as a result of Employee’s employment with the Company, and (ii) not take advantage of or otherwise divert such opportunity for Employee’s own benefit or that of any other person or entity without prior written consent of the Company.

(c)     Avoidance of Conflicting Obligations. Employee hereby acknowledges, agrees and represents that Employee’s execution of this Agreement and performance of employment-related obligations and duties for the Company will not cause any breach, default, or violation of any other employment, non-disclosure, confidentiality, non-competition, or other agreement to which Employee may be a party or otherwise be bound. Moreover, Employee hereby agrees that Employee will not use in the performance of her employment-related obligations and duties for the Company or otherwise disclose to the Company any trade secrets or confidential information of any person or entity (including any former employer) if and to the extent such use or disclosure may cause a breach or violation of any obligation or duty owed by Employee to such employer, person, or entity under any agreement or applicable law.

(d)     Other Activities. During the Employment Period, other than as set forth in paragraph (b) of this Section 2, Employee will not, without the prior written consent of the Company, directly or indirectly other than in the performance of her duties hereunder, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise. Notwithstanding the above, Employee shall be permitted to continue her existing position on the board of directors of one public company as of the Effective Date and to join the board of one additional company.

3.     COMPENSATION.

(a)     Compensation. For all services which Employee renders to the Company or any of its subsidiaries or affiliates during the Employment Period, the Company agrees to pay Employee the salary, cash incentives and equity compensation and to provide the benefits as set by the Board or the Committee, subject to the following:

(i)     Cash Base Compensation. Effective as of July 15, 2020, Employee’s monthly salary is $26,250 per month, representing an annual rate of $315,000 (the “Base Salary”). Employee’s Base Salary shall be reviewed annually by the Board or the Committee and the Base Salary for each fiscal year (i.e., calendar year) during the Employment Period shall be determined by the Board or the Committee, which may authorize an increase in Employee’s Base Salary for such year. In no event may Employee’s Base Salary be reduced below its then-current level at any time during the Employment Period other than with Employee’s consent or pursuant to a general wage reduction in respect of all of the Company’s executive officers that the Board or the Committee reasonably determines is necessary due to the Company’s financial condition, in which event Employee’s Base Salary may only be reduced to the same extent and up to the same percentage amount as the base salaries of all other executive officers are reduced. Employee’s Base Salary shall be paid in accordance with the Company’s normal periodic payroll practices.

(ii)     Cash Bonus. Commencing with a bonus program approved by the Board or the Committee as soon as practicable following the Effective Date, Employee will be eligible for an annual cash bonus with a target bonus amount equal to no less than 50% of the then-current Base Salary (the “Cash Bonus”). The Cash Bonus shall be paid in a single lump sum with the first payroll following the approval of the Audited Financial statement by the Audit Committee of the Board of Directors, but by no later than the March 15 following the calendar year in which the bonus is earned (so as to qualify the bonus for the short-term deferral exemption from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)). The Cash Bonus is subject to achievement of annual bonus metrics, if any, set by the Board or the Committee from year to year, and represents a bonus target that may be earned subject to Employee’s continued employment with the Company through the end of the applicable performance period, and will become payable upon the Board or the Committee’s certification of the achievement of the established corporate/Board objectives. Employee’s target Cash Bonus percentage shall be reviewed annually by the Board or the Committee, and the target Cash Bonus percentage for each such year shall be determined by the Board or the Committee no later than the last day of the first quarter of the applicable fiscal year, which may authorize an increase in Employee’s target Cash Bonus percentage for such year. In no event may Employee’s target Cash Bonus percentage be reduced below its then-current level at any time during the Employment Period other than with Employee’s consent or pursuant to a general target bonus percentage reduction in respect of all of the Company’s executive officers that the Board or the Committee reasonably determines is necessary due to the Company’s financial condition, in which event Employee’s target Cash Bonus percentage may only be reduced to the same extent and up to the same percentage amount as the target bonus percentage of the other executive officers are reduced.

(iii)     Equity. On or promptly after the Effective Date, the Company will grant to Employee an option to purchase 212,048 shares of the Company’s common stock at a per share price not less than the Fair Market Value of the Company’s common stock as of the date of grant (the “Equity Award”). The Equity Award will be subject to the terms of any equity incentive plan under which it is issued, will be exercisable immediately with respect to 53,012 shares as of the date of grant, and will vest with respect to the remaining shares becoming exercisable in three increments of 53,012 on the first, second and third anniversaries of the date of grant. “Fair Market Value” will have the meaning ascribed to it in the equity incentive plan governing the Equity Award or, if no such plan exists, Code Section 409A.

(iv)     Other Compensation. Commencing with the calendar year beginning January 1, 2020, Employee shall be entitled to participate in annual long-term incentive opportunities as determined by the Board consistent with those provided to other Company executive officers and in accordance with the Company’s plans and applicable award agreements.

(b)     Expenses. The Company shall pay all reasonable expenses incurred by Employee that are directly related to performance of her responsibilities and duties for the Company hereunder. Employee shall submit to the Company statements that justify in reasonable detail all reasonable expenses so incurred. Subject to such audits as the Company may deem necessary, the Company shall reimburse Employee the full amount of any such expenses advanced by Employee. Reimbursable expenses shall also include a standard car mileage allowance. All expenses eligible for reimbursements in connection with Employee’s employment must be incurred by Employee while employed by the Company and must be in accordance with the Company’s expense reimbursement policies. The amount of reimbursable expenses incurred in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year. Each category of reimbursement shall be paid as according to the Company’s standard expense reimbursement policy, typically at the end of the month of submission, but in no event shall any such reimbursement be paid after the last day of Employee’s taxable year following the taxable year in which the expense was incurred. No right to reimbursement is subject to liquidation or exchange for other benefits.

(c)     Benefits. Employee will be entitled to participate in each employee benefit plan and program of the Company, as in place from time to time, to the extent that Employee meets the eligibility requirements for such employee benefit plan or program. Except as otherwise provided herein, Employee shall pay any contributions which are generally required of employees to receive any such benefits. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and, except as otherwise provided herein, Employee’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto. If there is any waiting period for participation by Employee or her covered dependents (which shall include her spouse) in any of the health, dental or vision benefit plans, the Company will pay the excess of Employee’s health, dental and/or vision premiums incurred during such waiting period over the amount she otherwise would pay under Company plans. For any period in which the Company does not sponsor a group health insurance plan, Employee will receive a monthly allowance consistent with the allowance provided to other Company employees. The Company has in place or shall secure on or as soon as practicable after the Effective Date directors’ and officers’ liability insurance of a type and in such amount as is customarily obtained by a public company with international subsidiary operations and shall make such insurance coverage available to Employee on the same terms as other directors and officers. Employee shall receive paid time off (“PTO”) in accordance with the Company’s PTO policies and procedures in place from time to time, but in no event will Employee receive less than four (4) weeks PTO annually. Following the Date of Termination (as defined below), Employee shall be paid at a rate per day equal to Employee’s Base Salary then in effect divided by 260 for all current and previously accumulated PTO days not taken during the calendar year in which the Date of Termination occurs, with such payment to be made within thirty (30) days following the Date of Termination. Such amount shall be deemed a payment obligation accruing through the Date of Termination for purposes of Section 5.

(d)     Perquisites. Throughout the Employment Period, Employee shall be entitled to the receipt of perquisites from the Company on the same terms and conditions as all full-time executive employees.

4.     TERMINATION.

(a)     Cause. The Company may terminate Employee’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:

(i)     An intentional act of fraud, embezzlement, theft or conviction of (or plea of nolo contendre to) any felony or crime involving dishonesty or moral turpitude that occurs during or in the course of the Employment Period;

(ii)     Intentional material damage caused by Employee to the Company’s assets;

(iii)     Intentional disclosure by Employee of the Company’s material confidential information contrary to Company policies;

(iv)     Material breach of Employee’s obligations under this Agreement;

(v)     Intentional engagement by Employee in any activity which would constitute a breach of Employee’s duty of loyalty or Employee’s assigned duties;

(vi)     Material breach by Employee of any of the Company’s policies and procedures;

(vii)     The willful and continued failure by Employee to perform Employee’s assigned duties (other than as a result of incapacity due to physical or mental illness);

(viii)     Employee is or has been prevented from performing any material duties contemplated by this Agreement by reason of any agreement with any third party to which Employee is a party or is bound, or

(ix)     Willful conduct by Employee that is demonstrably and materially injurious to the Company, monetarily or otherwise.

For purposes of this provision, no act, or failure to act, on the part of Employee (each an “Act” for purposes of this Agreement) shall be considered “willful” or “intentional” unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee’s action or omission was in the best interests of the Company. Any Act, or failure to Act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company.

The Company must notify Employee in writing of any Act that constitutes Cause under clauses (iv) through (viii) above within ninety (90) days following the Company’s initial knowledge of the existence of such Act (or, if earlier, within ninety (90) days following the date upon which the Company should reasonably have been expected to have knowledge of such Act) or such Act shall not constitute Cause under this Agreement. The Company must provide at least thirty (30) days prior written notification of its intention to terminate Employee’s employment for Cause as a result of any Act that constitutes Cause under clauses (iv) through (viii) above, except in the case of such Act that has caused irreversible material harm to the Company that cannot be cured, Employee shall have thirty (30) days from the date of receipt of such notice to effect a cure of the condition constituting Cause, and, upon cure thereof by Employee, such Act shall no longer constitute Cause.

(b)     Good Reason. Employee may terminate Employee’s employment during the Employment Period for Good Reason.

(i)     For purposes of this Agreement, “Good Reason” shall mean the initial occurrence of any of the following without Employee’s consent: (A) any material diminution in Employee’s position (including changes in status, offices, or titles and any change in Employee’s reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a), (B) the Company requiring Employee to relocate employee’s primary work location outside of the State of New Jersey without Employee’s prior written consent, (C) any material diminution in Employee’s aggregate Base Salary and Cash Bonus other than a reduction in respect of all of the Company’s executive officers, or (D) the Company’s material breach of its obligations to Employee under this Agreement (each an “Event” for purposes of this Agreement).

(ii)     Employee must notify the Company in writing of any Event that constitutes Good Reason within ninety (90) days following Employee’s initial knowledge of the existence of such Event (or, if earlier, within ninety (90) days following the date upon which Employee should reasonably have been expected to have knowledge of such Event) or such Event shall not constitute Good Reason under this Agreement. Employee must provide at least thirty (30) days prior written notification of her intention to terminate her employment for Good Reason and the Company shall have thirty (30) days from the date of receipt of such notice to effect a cure of the condition constituting Good Reason, and, upon cure thereof by the Company, such Event shall no longer constitute Good Reason.

(c)     Notice of Termination. Any termination by either Party for any reason, including any termination by the Company for Cause, or by Employee for Good Reason, shall be communicated by Notice of Termination to the other Party hereto given in accordance with Section 13(c). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated and (iii) specifies the Date of Termination (which date shall not be more than thirty (30) days after the giving of such notice; provided, however, that if Employee is terminating for Good Reason or if Employee is terminated for Cause and a cure is permitted and possible, such date shall be not less than thirty (30) days nor more than forty-five (45) days after giving such notice). The inadvertent failure by Employee or the Company to set forth in the Notice of Termination a particular fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Employee or the Company, respectively, hereunder or preclude Employee or the Company, respectively, from asserting such fact or circumstance in enforcing Employee’s or the Company’s rights hereunder.

(d)     Date of Termination. “Date of Termination” means the date on which Employee experiences a “separation from service” or an “involuntary separation from service” (as applicable) within the meaning of Section 409A of the Code). The Party who receives Notice of Termination specifying the Date of Termination may accelerate the Date of Termination by providing to the other Party written notice of acceleration, including the accelerated Date of Termination, within thirty (30) days of receipt of the Notice of Termination.

5.     OBLIGATIONS OF COMPANY UPON TERMINATION.

(a)     Cause; Without Good Reason. If Employee’s employment is terminated by the Company for Cause or by Employee without Good Reason, the Employment Period shall terminate without further obligation to Employee other than Base Salary and accrued unused PTO through the Date of Termination paid on the Company’s normal payroll payment date.

(b)     Disability or Death. If the Employment Period is terminated due to the death or Permanent Disability of Employee, Employee (or her estate or legal representative) shall be entitled to the following: (i) Base Salary, accrued unused PTO, and any other accrued obligations through the Date of Termination (paid on the Company’s normal payroll payment date) (the “Accrued Compensation”), (ii) subject to Employee satisfying the waiver and release condition identified in Section 13(d) and not violating the Protective Covenants (if applicable), payment of the annual Cash Bonus (as described in Section 3(a)(ii)) of this Agreement that Employee otherwise would have earned but for such termination of employment for the performance period in which Employee’s Date of Termination occurs, based on actual performance for the entire performance period, and payable no later than the end of the year in which the death or Permanent Disability occurs, provided that it shall be subject to a pro-rata reduction for the portion of the performance period following the Date of Termination, and (iii) in the case of a termination due to Permanent Disability, and subject to Employee being eligible for and taking all steps necessary to continue Employee’s group health insurance coverage with the Company following the Date of Termination, continued participation, at the Company’s expense, in the Company’s group health plans for Employee and her eligible covered dependents (which shall include her spouse) through the earliest of: (x) the eighteen (18) month anniversary of the Date of Termination, (y) the date Employee becomes eligible for group health insurance coverage from any other employer, or (z) the date Employee is no longer eligible to continue Employee’s group health insurance coverage with the Company under applicable law. As used herein “Permanent Disability” shall mean and include Employee’s incapacity due to physical or mental illness or disability to timely perform her duties under this Agreement, as reasonably determined by the Board, for a period of six (6) or more months. Permanent Disability also includes Employee becoming permanently disabled within the meaning of any long-term disability plan of the Company applicable to Employee, and Employee commences to receive benefits under such plan. Termination of the Employment Period under this Section 5(b) shall not constitute a termination by the Company other than for Cause or by Employee for Good Reason.

(c)     Other Than for Cause; Good Reason. Except as otherwise provided in Section 6(a), if (i) the Company terminates Employee’s employment other than for Cause or (ii) Employee terminates employment for Good Reason, then the Employment Period shall terminate without further obligation to Employee other than the Company’s obligation to pay to Employee (or, in the case of her death, to her estate or legal representatives) the Accrued Compensation and, subject to Employee satisfying the waiver and release condition identified in Section 13(d) and not violating the Protective Covenants, the Severance Payments and Benefits Continuation Payments (as defined below). Such payments shall be subject to the Company’s normal payroll and withholding requirements.

(d)     Severance Payments and Benefits Continuation Payments. Subject to Employee satisfying the waiver and release condition identified in Section 13(d), Employee shall receive, following her termination of employment, an amount which shall be equal to the aggregate of Employee’s then-current annual Base Salary, and shall also receive an amount equal to a prorated portion of Employee’s Cash Bonus target for the year in which the Date of Termination occurs, with such prorated amount determined by multiplying Employee’s Cash Bonus target for the year in which the Date of Termination occurs by a fraction, the numerator of which is the number of full months during such year in which Employee was employed and the denominator of which is twelve (12) (together, the “Severance Payments”). In addition, subject to Employee satisfying the waiver and release condition identified in Section 13(d) and not violating the Protective Covenants, and Employee being eligible for and taking all steps necessary to continue Employee’s group health insurance coverage with the Company following the Date of Termination, Employee will receive continued participation, at the Company’s expense, in the Company’s group health plans for Employee and her eligible covered dependents through the earliest of: (x) the eighteen (18) month anniversary of the Date of Termination, (y) the date Employee becomes eligible for group health insurance coverage from any other employer, or (z) the date Employee is no longer eligible to continue Employee’s group health insurance coverage with the Company under applicable law (the “Benefits Continuation Payments”).

(e)     Severance Payment Terms.

(i)     Timing of Severance Payments. The Severance Payments shall be payable to Employee (or, in the event of death, continued to her estate or legal representative) in cash by the Company over a period of twelve (12) consecutive months, in equal monthly installments subject to the Company’s normal payroll policies commencing on the first regular payroll date that occurs after Employee’s Date of Termination (or in the case of the Cash Bonus, payable no later than the end of the year in which the Date of Termination occurs); provided, however, that any installments or Cash Bonus payment that otherwise would be payable on the Company’s regular payroll dates between the Date of Termination and the fortieth (40th) calendar day after the Date of Termination will be delayed until the Company’s first regular payroll date that is more than forty (40) calendar days after the Date of Termination and included with the installment payable on such payroll date.

(ii)     Distribution Rules. The following rules shall apply with respect to the distribution of payments and benefits, if any, to be provided to Employee under this Section 5 and Section 6, as applicable:

(A)     Notwithstanding anything to the contrary contained herein, no payments shall be made to Employee upon (or commencing upon) Employee’s termination of employment from the Company under this Agreement unless such termination of employment is a “separation from service” or an “involuntary separation from service” (as applicable) under Code Section 409A. The determination of whether and when a “separation from service” has occurred shall be made in a manner consistent with and based on the presumptions set forth in Treasury Regulations Section 1.409A-1(h). The determination of whether and when an “involuntary separation from service” has occurred shall be made in a manner consistent with and based on the presumptions set forth in Treasury Regulations Section 1.409A-1(n). If, as of the date of the “separation from service” or an “involuntary separation from service” (as applicable) of Employee from the Company, Employee is not a Specified Employee (as defined in Section 5(e)(iii)), then the payments shall be made on the dates and terms set forth in Section 5(e)(i).

(B)     If, as of the date of the “separation from service” or an “involuntary separation from service” (as applicable) of Employee from the Company, Employee is a Specified Employee, then any portion of the payments that is a payment of deferred compensation as determined under Code Section 409A (after taking into account the exemption rules for short-term deferrals under Treasury Regulations Section 1.409A-1(b)(4) and separation payments under Treasury Regulations Section 1.409A-1(b)(9)(iii)) and that would, absent this subsection, be paid within the six-month period following the separation from service of Employee from the Company shall not be paid until the date that is six (6) months and one (1) day after such separation from service (or, if earlier, Employee’s death).

(iii)     Specified Employee. As used herein, the term “Specified Employee” means a “specified employee” (as defined in Code Section 409A(a)(2)(B)(i)). By way of clarification, “specified employee” means a “key employee” (as defined in Section 416(i) of the Code, disregarding Section 416(i)(5) of the Code) of the Company. Employee shall be treated as a “key employee” if Employee meets the requirement of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code at any time during the twelve (12) month period ending on an “identification date.” If Employee is a “key employee” as of an identification date, she shall be treated as a Specified Employee for the twelve (12) month period beginning on the first day of the fourth month following such identification date. For purposes of any Specified Employee determination hereunder, the “identification date” shall mean the last day of the calendar year.

6.     CHANGE OF CONTROL TERMINATION PAYMENT.

(a)     Triggering Event. In consideration and recognition of Employee’s employment and her contribution to protecting and enhancing stockholder value in any future sale of the Company that may occur, the Company agrees to pay to Employee a change of control termination payment as specified below (the “Change of Control Termination Payment”). The Change of Control Termination Payment shall be in addition to amounts otherwise payable pursuant to Section 3 and any accrued PTO through the Date of Termination but in lieu of any Severance Payments otherwise due under Section 5, shall be subject to Employee satisfying the waiver and release condition identified in Section 13(d) and Employee not violating the Protective Covenants, and shall be earned upon the earlier of (i) the termination of Employee’s employment with the Company at any time within two (2) years following a Change of Control (as defined below) (A) by the Company for any reason other than Cause or (B) by Employee for Good Reason or (ii) upon the occurrence of a Change of Control, if Employee’s employment with the Company was terminated within six (6) months prior to the Change of Control, either by (A) the Company for any reason other than Cause or (B) by Employee for Good Reason (the earlier of (i) or (ii) above being referred to as the “Triggering Event”). For purposes of this Section 6, the Company shall be deemed to include its acquirer, as provided in Section 11(b); provided that, if the acquirer fails to assume or agree to perform this Agreement, or if the parties to an asset acquisition fail to agree that Employee shall not be deemed to have separated from service until she separates from service with the acquirer, then, for purposes of this Section 6, Employee will be deemed to have experienced a Triggering Event on the date of the Change in Control even if she continues in the employ of the acquirer.

(b)     Amount. The amount of the Change of Control Termination Payment shall be equal to the aggregate of Employee’s then-current annual Base Salary as of the Date of Termination plus an amount equal to Employee’s Cash Bonus target for the year in which the Date of Termination occurs.

(c)     Payment; Medical Coverage; Vesting. Subject to Employee satisfying the waiver and release condition identified in Section 13(d) and not violating the Protective Covenants, the Change of Control Termination Payment shall be paid in a single cash lump sum payment to Employee (or, in the event of death, to her estate or legal representative) not later than forty (40) days after the Triggering Event. Such payment shall be in addition to sums due to Employee through the Date of Termination, shall be subject to normal withholding requirements of the Company or its acquirer and shall be in lieu of Severance Payments that may otherwise be due under Section 5. In addition, all unvested Equity Compensation and any additional unvested equity, including, but not necessarily limited to stock options and/or restricted stock units awarded to Employee shall immediately vest as of the Triggering Event. In addition, subject to Employee satisfying the waiver and release condition identified in Section 13(d) and not violating the Protective Covenants and Employee being eligible for and taking all steps necessary to continue Employee’s group health insurance coverage with the Company following the Date of Termination, Employee will receive the Benefits Continuation Payments.

(d)     Change of Control Defined. For the purposes of this Agreement, the term “Change of Control” means a change in the ownership or effective control of, or in the ownership of a substantial portion of the assets of, the Company, to the extent consistent with Code Section 409A and any regulatory or other interpretive authority promulgated thereunder, as described in paragraphs (i) through (iv) below.

(i)     Change in Ownership of Company. A change in the ownership of the Company will be deemed to have occurred on the date that any one person, or more than one person acting as a group (within the meaning of paragraph (iv) below) other than a group of which Employee is a member, acquires ownership of the Company stock that, together with the Company stock held by such person or group, constitutes more than 50% of the voting power of the stock of the Company.

(A)     If any one person or more than one person acting as a group (within the meaning of paragraph (iv) below), other than a group of which Employee is a member, is considered to own more than 50% of the total voting power of the stock of the Company, the acquisition of additional Company stock by such person or persons shall not be considered to cause a change in the ownership of the Company or to cause a change in the effective control of the Company (within the meaning of paragraph (ii) below).

(B)     An increase in the percentage of Company stock owned by any one person, or persons acting as a group (within the meaning of paragraph (iv) below), as a result of a transaction in which the Company acquires its stock in exchange for property, shall be treated as an acquisition of stock for purposes of this paragraph (i).

(C)     Except as provided in (B) above, the provisions of this paragraph (i) shall apply only to the transfer or issuance of Company stock if such stock remains outstanding after such transfer or issuance.

(ii)     Change in Effective Control of Company.

(A)     A change in the effective control of the Company shall occur on the date that either of (1) or (2) below occurs:

(1)     Any one person, or more than one person acting as a group (within the meaning of paragraph (iv) below), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, or

(2)     A majority of members of the Board are replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the Board prior to the date of such appointment or election.

(B)     A change in effective control of the Company also may occur with respect to any transaction in which either the Company or the other entity involved in a transaction experiences a Change of Control event described in paragraphs (i) or (iii).

(C)     If any one person, or more than one person acting as a group (within the meaning of paragraph (iv) below), is considered to effectively control the Company (within the meaning of this paragraph (ii)), the acquisition of additional control of the Company by the same person or persons shall not be considered to cause a change in the effective control of the Company (or to cause a change in the ownership of the Company within the meaning of paragraph (i)).

(iii)     Change in Ownership of a Substantial Portion of Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (within the meaning of paragraph (iv) below), other than a group of which Employee is a member, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value (within the meaning of paragraph (iii)(B)) equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

(A)     A transfer of the Company’s assets shall not be treated as a change in the ownership of such assets if the assets are transferred to one or more of the following:

(1)     A stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to Company stock;

(2)     An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(3)     A person, or more than one person acting as a group (within the meaning of paragraph (iv) below), that owns, directly or indirectly, 50% or more of the total value or voting power of all of the outstanding stock of the Company; or

(4)     An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii)(A)(3).

For purposes of this paragraph (iii)(A), and except as otherwise provided, a person’s status is determined immediately after the transfer of assets.

(B)     For purposes of this paragraph (iii), gross fair market value means the value of all the Company’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(iv)     Group Definition. For the purposes of this Section 6, persons shall be considered to be acting as a group if they are owners of an entity that enters into a merger, consolidation, purchase, or acquisition of assets, or similar business transaction with the Company. If a person, including an entity stockholder, owns stock in the Company and another entity with which the Company enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction, such person shall be considered to be acting as a group with the other owners of equity interests in an entity only to the extent of the ownership in that entity prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons shall not be considered to be acting as a group solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering of Company stock.

7.     PARACHUTE PAYMENT CUT-BACK.

(a)     Safe Harbor. Notwithstanding anything to the contrary contained herein, the Company will not pay to Employee any excise tax gross up pursuant to this Agreement or any other agreement between Employee and the Company. Further notwithstanding anything to the contrary contained herein, the Company shall reduce any payment contingent on a Change of Control pursuant to any plan, agreement, or arrangement of the Company that would be considered in determining whether a “parachute payment” (as defined in Section 280G (“Section 280G”) of the Code), has occurred (“Change of Control Severance Payment”) to 2.99 times Employee’s average compensation, as indicated on such Employee’s Form W-2, for the five (5) years ending immediately prior to the year containing the date of the Change of Control (the “Safe Harbor Amount”) if, and only if, reducing the Change of Control Severance Payment would provide Employee with a greater net after-tax Change of Control Severance Payment than would be the case if no such reduction took place. The Safe Harbor Amount, as defined herein, is an amount expressed in present value which maximizes the aggregate present value of the Change of Control Severance Payment without causing the Change of Control Severance Payment to be subject to the excise tax under Section 4999 (and related Section 280G) of the Code (the “Excise Tax”), determined in accordance with Section 280G(d)(4). Any reduction in the Change of Control Severance Payment shall be implemented in accordance with Section7(b).

(b)     Implementation Rules.

(i)     Reduction. Any reduction in payments pursuant to Section 7(a) shall apply to cash payments and/or vesting of equity awards so as to minimize the amount of compensation that is reduced (i.e., it applies to payments or vesting that to the greatest extent represent parachute payments), with the amount of compensation based on vesting to be based on all facts and circumstances as of the date of such vesting; provided, however, the reduction shall first be applied to cash payments and only applied to equity awards thereafter, such that equity awards are only reduced to the extent absolutely necessary; further, provided, however, no reduction shall be applied to an amount that constitutes a deferral of compensation under Code Section 409A except for amounts that have become payable at the time of the reduction and as to which the reduction will not result in a non-reduction in a corresponding amount that is a deferral of compensation under Code Section 409A that is not currently payable. In no event shall any reduction or cancellation of payments that constitute deferred compensation under Code Section 409A result in an impermissible change in the form or timing of such payments, or an impermissible acceleration or deferral of such payments, in violation of Code Section 409A.

(ii)     Excise Tax. For purposes of determining whether the Change of Control Severance Payment will be subject to the Excise Tax and the amount of such Excise Tax:

(A)     The Change of Control Severance Payment shall be treated as a “parachute payment” within the meaning of Section 280G(b)(2), and if it is an “excess parachute payment” within the meaning of Section 280G(b)(1), it shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the written opinion of independent compensation consultants, counsel or auditors of nationally recognized standing (“Independent Advisors”) selected by the Company and reasonably acceptable to Employee, the Change of Control Severance Payment (in whole or in part) does not constitute a parachute payment, or such excess parachute payment (in whole or in part) represents reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) in excess of the base amount within the meaning of Section 280G(b)(3) or are otherwise not subject to the Excise Tax.

(B)     The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4).

(iii)     Tax Rates. For purposes of determining reductions in compensation pursuant to this Section 7(b), if any, Employee will be deemed (A) to pay federal income taxes at the applicable rates of federal income taxation for the calendar year in which the compensation would be payable; and (B) to pay any applicable state and local income taxes at the applicable rates of taxation for the calendar year in which the compensation would be payable, taking into account any effect on federal income taxes from payment of state and local income taxes.

8.     NON-EXCLUSIVITY OF RIGHTS.

Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which Employee may qualify, nor, except as specifically set forth herein, shall anything herein limit or otherwise affect such rights as Employee may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

9.     FULL SETTLEMENT.

In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Employee obtains other employment. The Company and Employee each agree to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the other Party may reasonably incur as a result of any contest or dispute by the other Party with respect to liability under, or the interpretation of the validity or enforceability of, any provision of this Agreement, but only in the event and to the extent that (i) Employee or the Company (as applicable) receives a final, non-appealable judgment in her or its favor in any such action or receives a final judgment in her or its favor that has not been appealed by the other Party within thirty (30) days of the date of the judgment; or (ii) the Parties agree to dismiss any such action upon the Company’s payment of the sums allegedly due Employee or the Company or performance of the covenants by the other Party allegedly breached by Employee or the Company (as applicable).

10.     PROTECTIVE COVENANTS

(a)     Confidential Information. Employee and the Company are Parties to one or more separate agreements respecting confidential information, trade secrets, and inventions, including without limitation, the Employee Confidentiality and Intellectual Property Assignment Agreement signed in connection with and as a condition of Employee’s employment with the Company (collectively, the “IP Agreements”). The Parties agree that the IP Agreements shall not be superseded or terminated by this Agreement and shall survive any termination of this Agreement.

(b)     Non-Compete Commitment. During the Employment Period and for a period of one (1) year following the Date of Termination, regardless of the reason for the termination of Employee’s employment and whether such termination occurs at the initiative of Employee or the Company, Employee agrees that she will not assume any position as principal executive officer, president or chief executive officer with, or provide comparable level executive consultation to any Competitive Business of the Company. As used herein, a “Competitive Business” is a business (including but not limited to a business started by Employee) that is in the business of providing activities, products or services that are competitive with those provided by the Company and that are of the type conducted, authorized, offered, provided, or under development by the Company within one year prior to Employee’s Date of Termination.

(c)     Agreement Not to Solicit Employees. During the Employment Period and for a period of one (1) year following the Date of Termination, regardless of the reason for the termination of Employee’s employment and whether such termination occurs at the initiative of Employee or the Company, Employee covenants and agrees that Employee shall not (a) solicit, recruit, or hire (or attempt to solicit, recruit, or hire) or otherwise assist anyone in soliciting, recruiting, or hiring, any employee or independent contractor of the Company who performed work for the Company within the last year of Employee’s employment with the Company until that employee’s employment or that independent contractor’s engagement with the Company has been voluntarily or involuntarily terminated for at least six (6) months, or (b) otherwise encourage, solicit, or support any employee(s) or independent contractor(s) to leave their employment with the Company.

(d)     Non-Solicitation of Customers or Clients. During the Employment Period and for a period of one (1) year following the Date of Termination, regardless of the reason for the termination of Employee’s employment and whether such termination occurs at the initiative of Employee or the Company, Employee agrees not to solicit, directly or by assisting others, any business from any of the Company’s customers or clients, including actively sought prospective customers or clients, with whom Employee has had material contact during the one-year period prior to the termination of the Employment Period with the Company, for the purpose of providing products or services that are competitive with those provided by the Company. As used in this paragraph, “material contact” means the contact between Employee and each customer, client or vendor, or potential customer, client or vendor (i) with whom or which Employee dealt on behalf of the employer, (ii) whose dealings with the Company were coordinated or supervised by Employee, (iii) about whom Employee obtained confidential information in the ordinary course of business as a result of Employee’s association with the Company, or (iv) who receives products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings (directly or indirectly) for Employee within one year prior to Employee’s Date of Termination.

(e)     Non-Disparagement. Employee agrees not to make disparaging remarks, or remarks that could reasonably be construed as disparaging, regarding the Company, its subsidiaries, their directors, officers, or employees, businesses or practices during the Employment Period and thereafter.

(f)     Certain Payment Obligations/Consideration. Employee agrees that the payment of any Severance Payments, Benefits Continuation Payments or Change of Control Termination Payment shall be subject to and expressly conditioned upon Employee’s compliance with the covenants set forth in paragraphs (a) through (e) of this Section 10 (collectively, the “Protective Covenants”). Payments of amounts owing under any Change of Control Termination Payment, Severance Payments or Benefits Continuation Payments obligation shall be conditioned upon Employee’s continued compliance with the Protective Covenants. Should Employee fail to comply with any of the Protective Covenants, the Company shall not be required to make the Change of Control Termination Payment, Severance Payments (or any portion thereof remaining unpaid) or Benefits Continuation Payments and Employee shall be required to repay any portion of the Change of Control Termination Payment, Severance Payments or Benefits Continuation Payments that Employee has already received from the Company. Employee acknowledges that the consideration for the Protective Covenants includes the employment granted and the salary and other compensation provided hereunder including, but not limited to, the covenants respecting Severance Payments, a Change of Control Termination Payment or Benefits Continuation Payments.

(g)     Specific Performance. Employee acknowledges that it would be difficult to calculate the Company’s damages from Employee’s breach of any of the Protective Covenants and that money damages (even including any repayments made pursuant to paragraph (f)) would therefore be an inadequate remedy. Accordingly, upon such breach, Employee acknowledges that the Company may seek and shall be entitled to temporary, preliminary, and/or permanent injunctive relief against Employee, and/or other appropriate orders to restrain such breach. Nothing in this provision shall limit or prevent the Company from seeking any other damages or relief provided by applicable law for breach of this Agreement or any section or provision hereof. Employee agrees that the Company may obtain specific performance, and that the Company shall not be required to post bond in the event it is necessary for the Company to obtain temporary or preliminary injunctive relief, any bond requirement hereby being expressly waived by Employee.

(h)     Protective Covenant Enforceability. The Parties covenant and agree that the provisions contained in paragraphs (a) through (g) are reasonable and are not known or believed to be in violation of any federal, state, or local law, rule, or regulation. It is the reasonable intent and expectation of the Parties that these protective covenants shall be enforced in accordance with their terms. However, in the event a court of competent jurisdiction finds any provision herein (or subpart thereof) to be void or unenforceable, the Parties agree that the court shall modify the provision(s) (or subpart(s) thereof) to make the provision(s) (or subpart(s) thereof) and this Agreement valid and enforceable to the fullest extent permitted by applicable law. Any illegal or unenforceable provision (or subpart thereof), or any modification by any court, shall not affect the remainder of this Agreement, which shall continue at all times to be valid and enforceable in accordance with its terms.

11.     SUCCESSORS.

(a)     Successors in Interest. This Agreement is personal to Employee and, without the prior written consent of the Company, shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any trustee in bankruptcy.

(b)     Assumption of Agreement. The Company will require any successor who acquires all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. In the case of a transaction involving a successor to the Company by transfer of all or substantially all of the assets of the Company, or any other transaction involving a successor to the Company that does not result in the Company ceasing to exist by operation of the transaction in question as a matter of law, the Company shall not be relieved of its obligations hereunder. Instead, the Company and such successor shall be jointly and severally liable for the Company's obligations to Employee hereunder. As used in this Agreement, the “Company” shall mean Sun BioPharma, Inc., as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

12.     COMPLIANCE WITH CODE SECTION 409A.

(a)     Compliance. All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to comply with, or otherwise be exempt from, Code Section 409A and any regulations and Treasury guidance promulgated hereunder, and any ambiguities shall be interpreted in a manner consistent with the requirements of Code Section 409A. Further, notwithstanding anything to the contrary, all Severance and Change of Control Termination payments payable under the provisions of Section 5 or Section 6 shall be paid to Employee no later than the last day of the second calendar year following the calendar year in which the Date of Termination occurs. None of the payments under this Agreement are intended to result in the inclusion in Employee’s federal gross income of an amount on account of a failure under Section 409A(a)(1) of the Code. The Parties intend to administer and interpret this Agreement to carry out such intentions. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:

(i)     Each payment hereunder is intended to constitute a separate payment from each other payment for purposes of Treasury Regulations Section 1.409A-2(b)(2).

(ii)     Payments with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year.

(b)     Amendments. The Company and Employee agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with Code Section 409A.

(c)     Tax Matters. The Company makes no representation or warranty as to the tax effect of any of the preceding provisions, and the provisions of this Agreement shall not be construed as a guarantee by the Company of any particular tax effect to Employee under this Agreement. Without limiting the foregoing, unless due to the Company’s negligence (other than Employee’s negligence), the Company shall not be liable to Employee or any other person for any payment made under this Agreement which is determined to result in the imposition of an excise tax, penalty or interest under Code Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Code Section 409A.

13.     MISCELLANEOUS.

(a)     Governing Law; Interpretation; Severability. This Agreement shall be governed by the laws of the State of Minnesota without regard to the conflicts of laws provisions of that State or any other State. The Company hereby consents to, and waives any objection to, personal jurisdiction in any state or federal court sitting in Hennepin County, Minnesota, for the purpose of any action to enforce this Agreement or recover damages for the breach thereof. The Parties agree that any dispute arising from this Agreement, including but not limited to issues of breach, enforceability, or modification, shall be decided only in a state or federal court sitting in Hennepin County, Minnesota, which the Parties expressly agree shall be the exclusive venue for any such action.

(b)     Amendment; Validity. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

(c)     Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, in either case, accompanied by a facsimile copy, addressed as follows:

If to Employee:

Jennifer K. Simpson
[Redacted]
[Redacted]

If to the Company:

Sun BioPharma, Inc.
712 Vista Blvd. #305
Waconia, MN 55387

or to such other address as either Party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d)     Waiver and Release. Employee acknowledges and agrees that the Company requires, as a condition to receipt of any Severance Payments or Benefits Continuation Payments under Section 5 or any Change of Control Termination Payment or Benefits Continuation Payments under Section 6, that Employee (or a representative of her estate) execute a waiver and release discharging the Company, its subsidiaries, and their respective affiliates, and its and their officers, directors, managers, employees, agents and representatives and the heirs, predecessors, successors and assigns of all of the foregoing, from any and all claims, actions, causes of action or other liability, whether known or unknown, contingent or fixed, arising out of or in any way related to the benefits thereunder, including, without limitation, any claims under the this Agreement or other related instruments, other than the Company’s obligation to pay the consideration as provided in this Agreement. The waiver and release shall be in a form determined by the Company and acceptable to Employee and shall be executed prior to the expiration of the time periods provided for any first payment of such benefits.

(e)     Non-Waiver. The failure of either Party to the Agreement to insist upon or enforce strict performance of any provision of this Agreement or to exercise any rights or remedies thereunder will not be construed as a waiver by that Party to assert or rely upon any such provision, right, or remedy in that or any other instance.

(f)     Entire Agreement. This Agreement embodies the entire agreement between the Parties with respect to the subject matter addressed herein and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, that may relate to the subject matter hereof; provided, however, that, except as expressly set forth herein, nothing in this Agreement is intended to and does not modify, supersede or replace the IP Agreements, and documents adopted by the Board with respect to the Cash Bonus, any agreements or plans concerning any equity awards to Employee, or any agreements or other documents related to any employee benefit plans, each of which are to be in effect in accordance with their terms.

(g)     Survival. The covenants set forth in Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, and 13 shall survive any termination of Employee’s employment or termination of the Employment Period.

(h)     Counterparts; Facsimile; Electronic Submission. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts. Executed signature pages to this Agreement may be delivered by facsimile or electronically, and such facsimiles or electronically submitted documents will be deemed as sufficient as if actual signature pages had been delivered.

[Signatures on Following Page]

IN WITNESS WHEREOF, Employee has hereunder set Employee’s hand and, pursuant to the authorization form the Board, the Company has caused this Agreement to be executed in its name on its behalf, each effective as of the day and year first above written.

Employee:

/s/ Jennifer K. Simpson
Jennifer K. Simpson

The Company: SUN BIOPHARMA, INC.

By:	/s/ Michael T. Cullen
Michael T. Cullen
Executive Chairman

[Signature Page to Employment Agreement]